Exhibit 99.2  -  Report of Management as to compliance with minimum
		 servicing standards for the year ended December 31, 2005

                                                         [WELLS FARGO logo]


                            Management Assertion


March 10, 2006



Wells Fargo Bank, N.A. (the "Bank"), as servicer for the Issuers during the periods set forth in Exhibit I, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards I.2, I.3, I.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of auto loans. The Bank has also determined that the USAP will satisfy the servicer reporting requirements as described in the sections titled "Independent Certified Public Accountants' Report" in the Issuers' sale and servicing agreements.

As of and for the year ended December 31, 2005, the Bank had in effect a fidelity bond in the amount of $50,000,000 and an errors and omissions policy in the amount of $50,000,000.


Very truly yours,

Wells Fargo Bank, N.A., as Servicer


/s/ Daniel Dissen
Daniel Dissen
Senior Vice President
Operations Area Manager - Auto Finance Group

/s/ Patty Lindsey
Patty Lindsey
Vice President
Servicing Manager - Auto Finance Group

/s/ Barbara Nau
Barbara Nau
Vice President
Finance Manager - Strategic Auto Investments

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								     Exhibit I



Issuer		  Servicing Period	Indenture Trustee	Owner Trustee




Banc of America	  for the period 	U.S. Bank Trust 	Wilmington
Securities Auto	  from May 1, 2005	National Association	Trust Company
Trust 2005-WF1	  through December
		  31, 2005